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                                                                    EXHIBIT 2.03

                           FAIRMOUNT REALTY ASSOCIATES
                            EQUITY PURCHASE AGREEMENT

         THIS EQUITY PURCHASE AGREEMENT is dated as of this 1st day of September, 2003, by and among (i) Portola Packaging, Inc., a Delaware corporation (the "Buyer"), and (ii) each of the parties listed on Schedule A hereto (collectively, the "Sellers," and each individually, a "Seller").

         WHEREAS, Fairmount Realty Associates, a Rhode Island limited partnership (the "Partnership"), is the owner of that certain parcel of land located at 85 Fairmount Street, Woonsocket, Rhode Island and more particularly described on Exhibit A hereto (the "Land"), together with the building(s), improvements and fixtures now situated on the Land (the "Improvements") as set forth on said Exhibit A (the Land, together with the Improvements, being referred to herein collectively as the "Property");

         WHEREAS, the Sellers own all of the partnership interests in the Partnership (the "Interests"); and

         WHEREAS, the Sellers desire to sell all of the Interests to the Buyer, and the Buyer desires to purchase all of the Interests from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

         1. PURCHASE AND SALE OF INTERESTS.

         1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell to the Buyer, and the Buyer agrees to purchase from the Sellers, at the Closing (as defined to in Section 2 hereof), all of the Interests, in exchange for the payment of the Purchase Price (as defined in Section 1.2 hereof).

         1.2. Delivery of Purchase Price. At the Closing, the Buyer shall pay to the Sellers, as the aggregate purchase price for the Interests (the "Purchase Price"), an amount equal to $646,013 (allocated for all tax purposes $225,114 to land and $420,899 to improvements) plus a $2,250 security deposit. The payment of the Purchase Price shall be made to the Sellers pro rata in accordance with the percentages specified as their respective pro rata shares opposite their names on

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Schedule A hereto (as to each Seller, such Seller's "Pro Rata Share"), by wire transfer of immediately available funds.

         2. CLOSING.

         2.1. Time and Place. The closing of the purchase and sale of the Interests (the "Closing") shall be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 a.m. on September 15, 2003 or at such other time, date and place as the Buyer and the Sellers may agree. The date on which the Closing is actually held hereunder is referred to herein as the "Closing Date."

         2.2. Transactions at Closing. At the Closing, in addition to any other instruments or documents referred to herein:

              (a) Each of the Sellers shall deliver to the Buyer, and the Buyer shall deliver to each of the Sellers, an executed Assignment and Assumption of Interests for and with respect to each of the Interests, in the form of Exhibit B hereto. The Interests shall be assigned and transferred to Buyer or to Buyer's nominee or nominees.

              (b) The Buyer shall deliver the Purchase Price to the Sellers by wire transfer of immediately available funds.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers hereby jointly and severally represents and warrants to the Buyer as follows:

         3.1. Organization; Authority. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Sellers have delivered to the Buyer complete and correct copies of the Partnership's certificate of limited partnership and limited partnership agreement and all amendments thereto. The Partnership has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

         3.2. Right to Sell Interests; Approvals; Binding Effect. The Sellers have all requisite power and full legal right to enter into this Agreement, to perform all of their agreements and obligations hereunder in accordance with its terms, and to sell to the Buyer all of the Interests. Each Seller has obtained all necessary authorizations and approvals required for the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and



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constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

         3.3. Non-Contravention. The execution and delivery by each Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, will not constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of such Seller pursuant to (a) any agreement or instrument to which such Seller is a party or by which such Seller or any of such Seller's property is bound or to which such Seller or any of such Seller's property is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which such Seller is subject.

         3.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each Seller of this Agreement or for the consummation by each Seller of the transactions contemplated hereby.

         3.5. Capitalization. All of the outstanding partnership interests in the Partnership are owned of record by the Sellers as set forth on Schedule A hereto. All of the Interests will be sold by the Sellers to the Buyer pursuant hereto and are validly issued and outstanding. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of or interests in the Partnership.

         3.6. Title to Interests, Liens. Each Seller has, and as of the consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the Interests set forth opposite such Seller's name on Schedule A hereto, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

         3.7. Broker. Except with respect to Edgeview Partners LLC, whose fees in connection with the transactions contemplated hereby shall be the sole responsibility of the Sellers, the Sellers have not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         3.8. Litigation. There is no litigation pending or, to Sellers' actual knowledge, threatened, against or affecting the Partnership, Sellers, or the



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Property or any part thereof (including eminent domain or condemnation proceedings), or which would prevent or materially hinder or impair Sellers' performance of its obligations under this Agreement.

         3.9. Encumbrances. There are no possessory interests in, or obligations running with title to, the Property, other than the occupancy rights of Tech Industries, Inc., the easements, rights-of-way and other matters of record, any encroachments or boundary discrepancies that would be revealed by an accurate survey and all Permitted Encumbrances (as defined below). The Partnership is subject to no obligations or liabilities (fixed or contingent) that will survive the Closing other than those of record running with title to the Property, the Tech Industries, Inc. lease, property taxes and assessments that are not delinquent, all Permitted Encumbrances and the obligations under a certain New Jersey lease as described in Schedule 3.9 hereto.

         3.10. Compliance. To Sellers' actual knowledge, the Property (including the Improvements) conforms in all material respects to, and is being operated in material compliance with, all applicable laws, regulations, permits and approvals, including laws governing zoning, land use and the subdivision of property.

         3.11. Environmental Conditions. To Sellers' actual knowledge, other than as disclosed in the report identified in Section 5.12(a) of the Tech Purchase Agreement, no hazardous or toxic substance of any kind has been brought onto, stored or used at or upon, or released upon the Property or any part thereof, in violation of any law or regulation or as to require clean-up or remediation under any law or regulation. As used in this Section 3.11, a substance shall be deemed "hazardous" or "toxic" if liability for its removal or cleanup could or might be imposed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any similar statute or law.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Sellers as follows:

         4.1. Organization; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Corporate Approval; Binding Effect. The Buyer has all requisite power and full legal right to enter into this Agreement, and to perform all of the Buyer's agreements and obligations hereunder, in accordance with its terms. The Buyer has obtained all necessary corporate or organizational authorizations and approvals required for the execution and delivery of this Agreement and the



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consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

         4.3. Non-Contravention. The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, will not (a) violate or conflict with any provisions of the charter documents or By-Laws or other constituent documents of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound, or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

         4.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of this Agreement or for the consummation by the Buyer of the transactions contemplated hereby.

         4.5. Broker. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         5. CONDUCT OF BUSINESS BY THE PARTNERSHIP PENDING CLOSING. Each Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

         5.1. Carry on in Regular Course. The Sellers shall cause the Partnership to operate and maintain the Property substantially in the same manner consistent with past practice, and to maintain in effect all current insurance it currently maintains affecting or covering the Property. Neither the Sellers nor the Partnership shall voluntarily impose upon the Property any new lien (including, without limitation, the extension or amendment of any lien on the Property existing as of the date of this Agreement), easement, or other encumbrance or obligation, nor shall the Sellers or the Partnership incur any additional debt



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obligation with respect to the Partnership, whether or not secured by the
Property, that will not be released and discharged on or before the Closing
Date.

         5.2 Distributions. The Partnership shall be permitted to distribute to the Sellers all cash and cash equivalents of the Partnership.

         6. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Buyer):

         6.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         6.2. Compliance with Agreements. The Sellers shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

         6.3. Certificate of Sellers. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by the Sellers, in form and substance reasonably satisfactory to the Buyer and its counsel, to the effect that the conditions in each of Sections 6.1 and 6.2 hereof have been satisfied.

         6.4. Closing of Tech Purchase Agreement. The "Closing" under that certain Stock Purchase Agreement, dated as of September 1, 2003 (the "Tech Purchase Agreement"), by and among Herbert Wang and James J. Carria and Lawrence
I. Silverstein, as trustees of The Herbert Wang 1988-1 Irrevocable Trust, and the Buyer, with respect to the purchase and sale of all of the outstanding capital stock of Tech Industries, Inc., a Rhode Island corporation, shall have occurred.

         6.5. Due Diligence. Beginning on the date of this Agreement and continuing until September 10, 2003 (the "Due Diligence Period"), Buyer (and any agents and consultants retained by Buyer) shall have the right at such reasonable times as Buyer and the Sellers may determine to examine and inspect the Property, to investigate the condition of title, zoning, value and usefulness of the Property, to review and examine the Partnership's financial statements, books and records related to the Property (including maintenance thereof) and the operation of the Property, and to determine the suitability of the Property for the



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use and further development contemplated by Buyer. It is anticipated that during this period Buyer, both directly and through its agents and consultants, including its structural engineer ("Buyer's Engineer"), will at such reasonable times and such reasonable manner as Buyer and Sellers may determine conduct physical examinations of the Property (including improvements thereto and facilities thereon, and also including environmental review, soil and ground water sampling, including ground penetrations required therefor, and any material and structural testing required to evaluate and inspect the improvements on the Property), and will examine the condition of title, zoning and the value of the Property. Buyer shall also have the right, during this period and at Buyer's expense, to obtain a current or updated survey of the Property. It is understood that Buyer and its agents and consultants shall have access to the Property and all books and records of the Partnership, in each case, at such reasonable times as Buyer and Sellers may determine, for the purpose of conducting its investigation. It shall be a condition of Closing and of Buyer's obligations to purchase the Property that Buyer, in its sole discretion, has approved the physical condition of the Property (including without limitation its environmental condition) and the condition of title and zoning, and has determined that the use, operation and development limitations and opportunities of the Property are reasonably satisfactory to Buyer (such conditions are referred to herein as the "Due Diligence Conditions"). Buyer shall have the right to notify Sellers in writing at any time prior to the expiration of the Due Diligence Period that the Due Diligence Conditions are not satisfied, in which event this Agreement shall automatically be terminated with no further liability of either party hereunder except as otherwise expressly provided in this Agreement. Notwithstanding the foregoing, (a) Buyer shall have no right to so notify Sellers that the Due Diligence Conditions are not satisfied unless the written report of Buyer's Engineer (the "Engineer's
Report") delivered to Buyer and Sellers on or prior to the Closing Date has disclosed defects or problems with the physical condition of the Property which require at least, in any individual case or in the aggregate, $375,000 (the "Minimum Defects Amount") to remedy same (herein, "Material Physical Condition Defects") (exclusive of, and without regards to, for purposes of this calculation, each and every individual defect or problem relating to such physical condition less than $5,000), and (b) notwithstanding the existence of Material Physical Condition Defects, Buyer shall still not have the right to so notify Sellers that the Due Diligence Conditions are not satisfied on account thereof if Sellers deposit into escrow, pursuant to the terms of the Escrow Agreement substantially in the form of Exhibit C hereto (the "Structural Escrow Agreement"), an amount not to exceed $375,000 to be used to remedy the Material Physical Condition Defects in excess of the Minimum Defects Amount as reasonably specified in the Engineer's Report, upon the terms and conditions more particularly set forth in the Structural Escrow Agreement, upon which the Due Diligence Conditions shall be deemed satisfied. Should,



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however, Buyer fail to so notify Sellers as aforesaid by the end of the Due
Diligence Period, the Property shall be deemed satisfactory and the Due Diligence Conditions set forth herein shall be deemed satisfied.

         In connection with the foregoing, Buyer shall not communicate with employees of Tech Industries, Inc., other than James J. Carria and William Nast, without the prior written consent of Sellers, and Sellers shall have the right to have a representative present (who shall be either James J. Carria or William
Nast) at and to participate in any meetings, telephone discussions or other forms of communication between Buyer and any employee or other third party (including governmental agencies) with respect to the Property. Buyer agrees that it will indemnify and hold Sellers harmless from and against all damage to persons or property and all related actions, claims, penalties, damages and expenses, including reasonable attorneys fees and court costs, based upon or arising out of the activities of Buyer and its agents and consultants or any of their respective inspectors, contractors, or affiliates while on or about the Property or the land adjacent thereto. Buyer agrees that all information in connection with the above-referenced inspections, examinations or tests shall be kept confidential by Buyer and its inspectors, consultants, contractors, agents, investors, lenders, and affiliates except to the extent otherwise required by applicable law.

         6.6. Title. A title company reasonably designated by Buyer shall have issued or shall be fully prepared to issue an Owners ALTA policy or binder of title insurance (at Buyer's option) in form and substance reasonably satisfactory to Buyer, including a non-imputation endorsement and such other endorsements and additional coverages as Buyer may reasonably request, in the full amount of the Purchase Price, showing fee title fully vested in the Partnership subject only to (i) property taxes and assessments not delinquent,
(ii) all matters which would be shown by an accurate survey , (iii) all matters of record and all Permitted Encumbrances other than deeds of trust, mortgages or other liens for security purposes (other than liens for non-delinquent taxes and assessments), (iv) the occupancy rights of Tech Industries, Inc., and (v) statutory or regulatory requirements affecting the Property. It is understood that Sellers shall, as a covenant and a condition to the Closing, remove all deeds of trust, mortgages and other liens for monetary obligations of Sellers or the Partnership encumbering the Property.

         Notwithstanding Section 6.5 of this Agreement, if Buyer identifies any title matters, noted as exceptions on a title commitment which Buyer shall obtain during the Due Diligence Period (the "Title Commitment"), that are not acceptable to Buyer in Buyer's sole discretion, Buyer shall give written notice to Sellers (the "Title Notice") within the Due Diligence Period which identifies such title matters that are not acceptable. If Buyer fails to give the Title Notice to



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Sellers within the Due Diligence Period then all such exceptions, excluding any deeds of trust, mortgages and other liens for monetary obligations of Sellers or the Partnership encumbering the Property which Sellers are otherwise obligated to remove, shall be deemed Permitted Encumbrances. If the Title Notice sets forth title matters that are not acceptable to the Buyer, then the Sellers, subject to the limitations below shall use reasonable efforts to remedy the title matters raised by the Buyer in the Title Notice or to make arrangements pursuant to which such title matters will be remedied on the Closing Date (or promptly thereafter in accordance with customary conveyancing procedures). If despite such reasonable efforts, Sellers are unable either to remedy such title matters or make arrangements pursuant to which such title matters will be so remedied before the earlier of the Closing Date or fifteen (15) days after the Sellers' receipt of the Title Notice, then Sellers shall give notice to the Buyer identifying the title matters that Sellers will not be able to remedy before the Closing Date, and this Agreement shall terminate unless Buyer, within fifteen (15) days after the expiration of such period but in any event before the Closing Date, gives notice to Sellers waiving the objections to title set forth in the Title Notice that Sellers will not be able to remedy, in which event any such matter objected to that Sellers will not be able to remedy shall be deemed to be a Permitted Exception. Sellers shall not, however, be obligated to expend more than $10,000.00 to correct title defects hereunder, not including funds necessary to pay monetary encumbrances.

         6.7. Closing Documents. Sellers shall have executed and delivered to Buyer, or shall be fully ready, willing and able to execute and deliver to Buyer at or before Closing, (i) the Assignment and Assumption of Interests contemplated in Section 2.2(a) above; (ii) a certificate certifying that Sellers are not foreign persons within the meaning of the Foreign Investment in Real Property Tax Act of 1980, and such other certificates as may reasonably be requested by Buyer for the purpose of confirming that Buyer is under no obligation to withhold any portion of the purchase price under federal or state law; and (iii) a standard affidavit indemnifying against claims of workmen and materialmen arising from activities undertaken prior to the Closing and (iv) such other assignments, transfer documents and certificates as Buyer may reasonably request.

         6.8. Structural Escrow Agreement. If required pursuant to Section 6.5 hereof, the Sellers and the escrow agent under the Structural Escrow Agreement shall have entered into the Structural Escrow Agreement.

         6.9. Environmental Escrow Agreement. The Sellers and the equityholders (the "84 Fairmount Street LP Sellers") of 84 Fairmount Street Limited Partnership ("84 Fairmount Street LP") shall have entered into the Escrow Agreement substantially in the form of Exhibit D hereto (the "Environmental Escrow



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Agreement"), with the escrow agent thereunder, pursuant to which the Sellers and the 84 Fairmount Street LP Sellers shall have deposited into escrow the aggregate sum of $200,000 to be used to remedy environmental problems (if any) located at the Property and at the property owned by 84 Fairmount Street LP located at 84 Fairmount Street, Woonsocket, Rhode Island.

         7. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance thereof is not waived in writing by the Sellers):

         7.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

         7.2. Compliance with Agreements. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

         7.3 Certificate of Buyer. The Buyer shall have delivered to the Sellers in writing, at and as of the Closing, a certificate duly executed by the President of the Buyer, in form and substance reasonably satisfactory to the Sellers and their counsel, to the effect that the conditions in each of Sections
7.1 and 7.2 hereof have been satisfied.

         7.4. Closing of Tech Purchase Agreement. The "Closing" under the Tech Purchase Agreement shall have occurred.

         7.5. Structural Escrow Agreement. If required pursuant to Section 6.5 hereof, the Buyer and the escrow agent under the Structural Escrow Agreement shall have entered into the Structural Escrow Agreement.

         7.6. Environmental Escrow Agreement. The Buyer and the escrow agent under the Environmental Escrow Agreement shall have entered into the Environmental Escrow Agreement.

         8. LIMITATIONS REGARDING THE PROPERTY.

         8.1. Limitations. The Buyer and the Sellers agree that, except for the express warranties, representations and agreements set forth in this Agreement or the Tech Purchase Agreement, the Buyer is acquiring the Property (indirectly through its acquisition of the Interests) in its "AS IS" condition, WITH ALL



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FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Except for the
express warranties, representations and agreements in this Agreement and the Tech Purchase Agreement, none of the Sellers nor any shareholders, beneficiaries, trustees, directors, officers, agents, representatives or employees of the Sellers, have made any representations or warranties, direct or indirect, oral or written, express or implied, to the Buyer or any agents, representatives or employees of the Buyer, with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and the Buyer is not aware of and does not rely upon any such representation to any other party. The Buyer expressly acknowledges that the Purchase Price reflects that, except for the express warranties, representations and agreements set forth in this Agreement or the Tech Purchase Agreement, the Buyer is acquiring the Property (indirectly through its acquisition of the Interests) in an "AS IS" condition. The Buyer acknowledges that it has had and will have under this Agreement the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior and structure of all Improvements, and the condition of soils and subsurfaces (particularly with respect to the presence or absence of hazardous substances).

         8.2. Permitted Exceptions. Subject to Buyer's title due diligence and termination rights under Sections 6.5 and 6.6 of this Agreement, the Buyer hereby agrees it is acquiring the Property (indirectly through its acquisition of the Interests), subject to the following (each a "Permitted Encumbrance"):

         (a) All exception items not otherwise objected to by Buyer pursuant to Section 6.6 of this Agreement and as shown on the Title Commitment, possible title objections, survey objections, and any defects in or to title to the Property or other matters affecting or relating to the title to, or the survey of, or the condition of, the Property which existed as of the Closing Date, except to the extent any of the same are inconsistent with Sellers' warranties in Section 3.8 above, and except that Sellers shall (in accordance with Section 6.6) remove all deeds of trust, mortgages and other liens for monetary obligations of Sellers or the Partnership encumbering the Property. Notwithstanding the foregoing, any material encumbrance to title (other than an encumbrance for a monetary obligation Sellers are obligated to remove) arising or recorded after the effective date of the Title Commitment and before the Closing Date shall give Buyer the option, on the Closing Date, to either (i) terminate this Agreement by written notice to Sellers or (ii) close hereunder, in which event such encumbrance will be a Permitted Encumbrance.

         (b) The lien of non-delinquent real and personal property taxes and assessments.



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         (c)      Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an accurate survey of the Property would disclose and which are not shown by the public records.

         (d)      Easements or claims of easements shown by the public records.

         8.3. Release. Except for the warranties, representations, agreements and other obligations of Sellers under this Agreement or the Tech Purchase Agreement (all of which shall survive the Closing), Buyer hereby remises and releases the Sellers and their respective shareholders, beneficiaries, trustees, directors, officers, agents, representatives and employees, from any and all claims, liabilities, losses, damages, costs and expenses that the Buyer may have relating to or arising from (a) the condition of the Property at any time, whether before or after the Closing Date, including, without limitation, the presence of any asbestos, oil or hazardous substance, or (b) any other matter pertaining to the Property. The release set forth in this Section 8.3 shall survive the Closing or the termination of this Agreement for any reason whatsoever.

         9. INDEMNIFICATION.

         9.1. Indemnity by the Sellers. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 9.5 hereof, each Seller agrees to indemnify and hold the Buyer and its directors, officers, employees and Affiliates (as defined in the Tech Purchase Agreement) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including, without limitation, the fees and disbursements of counsel (collectively, "Losses"), related to or arising, directly or indirectly, out of any failure or any breach by the Sellers of any representation or warranty, covenant, obligation or undertaking made by the Sellers in this Agreement, any Schedule or Exhibit hereto, or any other certificate or other instrument delivered pursuant hereto.

         9.2. Indemnity by the Buyer. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 9.5 hereof, the Buyer agrees to indemnify and hold the Sellers and its Affiliates harmless from and with respect to any and all Losses related to or arising from, directly or indirectly, any failure or any breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement, any Schedule or Exhibit hereto, or any other certificate or other instrument delivered pursuant hereto.

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         9.3. Claims.

         (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, which notification shall be made within ten (10) days after the Indemnified Party becomes aware of any such Claim.

         (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, provided it does so at its expense, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

                           (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                           (ii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

         9.4. Method and Manner of Paying Claims. With respect to any liquidated Claim or other claim that has been the subject of a notice under Section 9.3(a) above, if within (30) thirty days after the receipt of written notice thereof under Section 9.3(a) hereof the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof within ten
(10) days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party.

         9.5. Limitations on Indemnification.

         (a) No Indemnifying Party shall be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 9 exceeds an amount equal to ten percent (10%) of the Indemnification Cap under Section 9.5(b) (the "Indemnification Threshold"), whereupon the Indemnified Party shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Indemnification Threshold, subject to the limitations on maximum amount of recovery set forth in Section 9.5(b) hereof; provided, that Losses related to or arising directly or indirectly out of any claims for indemnification made by the Buyer under Section 9.1 hereof with respect to (i) any inaccuracies in any representation or warranty made by the Sellers in Sections 3.5 or 3.6 hereof, or (ii) any breach of any covenant, obligation or undertaking of the Sellers under this Agreement (collectively, "Purchase Price Limited Claims"), shall not be subject to the limitations set forth in this Section 9.5(a).

         (b) The aggregate amount of Losses payable by the Sellers on the one hand, and the Buyer on the other hand, pursuant to this Section 9 with respect to all claims for indemnification (excluding Purchase Price Limited Claims) shall not exceed ten percent (10%) of the Purchase Price. The aggregate amount of Losses payable by the Sellers on the one hand, and the Buyer on the other hand, pursuant to this Section 9 with respect to all claims for indemnification, (including Purchase Price Limited Claims) shall not exceed the Purchase Price.

         (c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 9 unless a written claim for indemnification in accordance with
Section 9.4 hereof is given by the Indemnified Party to the Indemnifying Party with respect thereto within one (1) year after the Closing, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Purchase Price Limited Claims, as to which in each case the applicable statute of limitations shall apply.

         10. CASUALTY OR CONDEMNATION. In the event that prior to the Closing Date either the Improvements are damaged or destroyed, in whole or in part, by fire or other cause, or any portion of the Land or the Improvements becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, then the parties hereto shall proceed with the purchase and sale of the Interests contemplated under this Agreement, in which event (i) the Partnership shall be entitled to receive any insurance proceeds or condemnation awards and (ii) in the case of damage by an uninsured casualty, any post-closing cost of repair shall be credited against the Purchase Price. Anything above to the contrary notwithstanding, (i) in the event of any damage by an uninsured casualty where the cost of repair is expected to exceed $250,000, Sellers shall have the right to terminate this Agreement within 10 days after the occurrence of the damage (and provided, that if such uninsured damage occurs less than 10 days before the scheduled Closing Date, the Closing Date shall be delayed until seven days after Sellers have either waived their right of termination in writing or the 10-day period for termination has expired without Sellers exercising their right of termination); and (ii) in the event of any damage (whether by an insured or an uninsured casualty) where the cost of repair is expected to exceed $500,000, Buyer shall have the right to terminate this Agreement within 10 days after the occurrence of the damage (and provided, that if such damage occurs less than 10 days before the scheduled Closing Date, the Closing Date shall be delayed until seven days after Buyer has either waived its right of termination in writing or the 10-day period for termination has expired without Buyer exercising its right of termination).

         11. RECORDING PROHIBITED. This Agreement shall not be recorded in any Registry of Deeds or other office or place of public record. If the Buyer shall record this Agreement or cause or permit the same to be recorded, the Sellers may, at their option, elect to treat such act as a default and breach by Buyer under this Agreement.

         12. TERMINATION. This Agreement may be terminated by either the Buyer or the Sellers in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the "Closing" under the Tech Purchase Agreement shall not have occurred on or before October 24, 2003, unless such failure to close is a consequence of the breach of this Agreement, or the default on its obligations hereunder, by the terminating party.

         13. TAX MATTERS.

         13.1. Filing of Tax Returns and Payment of Taxes. The Sellers shall prepare and file (or cause to be prepared and filed) on a timely basis all income tax returns of the Partnership for taxable periods ending on or prior to or including the Closing Date that are due (taking all applicable extensions into account) or may be filed after the Closing Date. Such tax returns shall be prepared on a basis consistent with the Partnership's prior tax returns to the extent appropriate and permitted under all applicable tax laws, rules and regulations. With respect to each such tax return, the Buyer shall provide the Sellers with such powers of attorney as are necessary to enable the Sellers to file such tax return.

         13.2. Audits. The Sellers shall be solely responsible for defending any audit, litigation or other proceeding with respect to income taxes of the Partnership attributable to any taxable period (or portion thereof) prior to the Closing Date, and shall have the exclusive authority to negotiate, compromise and settle any such audit, litigation or other proceeding. The Sellers shall keep the Buyer reasonably informed as to the progress of any such audit, litigation or other proceeding, and shall, if the Buyer so requests in writing, permit the Buyer, at its expense, to participate in any such audit, litigation or other proceeding.

         13.3. Retention of Records. For a period of seven (7) years after the Closing Date or such longer period as may be required by law, the Buyer shall retain and not destroy or dispose of all income tax returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or income taxes of, the Partnership for all taxable periods or portions thereof ending on or prior to the Closing Date to the extent the Buyer or the Partnership received or had possession of such records on the Closing Date. Thereafter, the Buyer shall not destroy or dispose of any such income tax returns, books or records unless it first offers such tax returns, books and records to the Sellers in writing and the Sellers fail to accept such offer within sixty (60) days of its being made.

         14. GENERAL.

         14.1. Consent to Jurisdiction. The Sellers and the Buyer hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Rhode Island over any action or proceeding arising out of or relating to this Agreement, and the Sellers and the Buyer hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined in such state or federal court. The Sellers and the Buyer hereby agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         14.2. Expenses. The Buyer shall pay and be responsible for all settlement expenses, except as set forth in the following sentence, in connection with the transfer of the Interests (and indirectly the Property), including, without limitation, recording fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for any title insurance policy procured by the Buyer with respect to the Property, the costs of municipal lien certificates and utility readings, and all other costs and expenses incidental to or in connection with the sale of the Interests. All expenses of the preparation, execution and consummation of this Agreement, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, and Sellers and Buyer shall each be responsible for one-half of all transfer and personal property sales taxes, if any.

         14.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

         If to any Seller, to:

               Mr. David M. Wang
               762 Water Street
               Fitchburg, MA 01420
               Fax: 978-345-6397

         with a copy sent contemporaneously to:

               Mr. James J. Carria
               Mr. William H. Nast
               Tech Industries, Inc.
               85 Fairmount Street
               Woonsocket, RI 02895
               Fax: 401-766-4742

                      and

               Lawrence I. Silverstein, Esq.
               Bingham McCutchen LLP
               150 Federal Street
               Boston, MA 02110
               Fax: 617-951-8736

         If to the Buyer, to:

               Portola Packaging, Inc.
               890 Faulstich Court
               San Jose, CA 95112
               Attn: Mr. Jim Taylor, President
               Fax: 408-452-0122
         with a copy sent contemporaneously to:

               Themistocles G. Michos
               Vice President and General Counsel
               Portola Packaging, Inc.
               720 York Street #103
               San Francisco, CA 94110
               Fax: 415-723-7203

         Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when received.

         14.4. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         14.5. Governing Law. The validity and construction of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws (and not the choice-of-law rules) of the State of Rhode Island.

         14.6. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         14.7. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto, except that Buyer shall have the right (without Sellers' consent) to assign its rights under this Agreement to any corporation, limited liability company or other entity controlled by or under common control with Buyer.

         14.8. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

         14.9. Further Assurances. The parties hereto agree, whether before or after Closing, to take such reasonable steps and execute such other and further documents (at no cost to Sellers if the request is from Buyer and no cost to Buyer if the request is from Sellers) as the other party may reasonably request to cause the terms and conditions contained herein and the purpose of this transaction to be carried into effect.

         14.10. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Sellers and the Buyer and their respective shareholders or other equity holders, if any, any rights or remedies under or by reason of this Agreement.

         14.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.12. Satisfaction of Conditions Precedent. Each of the Sellers and the Buyer will use his or its commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.12 shall obligate either party hereto to waive any right or condition under this Agreement.

         14.13. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                     BUYER:

                                     PORTOLA PACKAGING, INC.

                                     By:  /s/ JAMES TAYLOR
                                         ---------------------------------------
                                              James Taylor
                                              President

                                     SELLERS:

                                     TECH INVESTMENTS, INC.

                                     By:   /s/ DAVID M. WANG
                                         ---------------------------------------
                                              David M. Wang
                                              President

                                     THE HERBERT WANG 1988
                                     IRREVOCABLE REAL ESTATE TRUST

                                     By:   /s/ JAMES J. CARRIA
                                         ---------------------------------------
                                              James J. Carria, Trustee

                                     By:   /s/ LAWRENCE I. SILVERSTEIN
                                         ---------------------------------------
                                              Lawrence I. Silverstein,
                                              Trustee

                                                                      SCHEDULE A

                            SELLERS' PRO RATA SHARES

        SELLER                                 TYPE OF PARTNER                     PRO RATA SHARES
        ------                                 ---------------                     ---------------
Tech Investments, Inc.                         General Partner                            1%

The Herbert Wang 1988
Irrevocable Real Estate
Trust                                          Limited Partner                           99%

                                  SCHEDULE 3.9

Fairmount Realty Associates is a tenant under a lease with Nina Jacuk, for an apartment located at 41 Willow Ave., 1st Floor, Wallington, NJ 07057. The apartment is utilized by Dan Carter and Brett Torngren, employees of Tech Industries, Inc., with a rent payment of $1,500 per month and a term beginning July 1, 2003 and ending June 30, 2004.

                                                                       EXHIBIT A

                      DESCRIPTION OF LAND AND IMPROVEMENTS

                  85 FAIRMOUNT STREET, WOONSOCKET, RHODE ISLAND

         That certain tract or parcel of land with all buildings and improvements thereon, but not including the fixtures, equipment, machinery and furniture located therein, situated on that certain tract or parcel of land situated on the northerly side of Fairmount Street in the City of Woonsocket, County of Providence, State of Rhode Island, bounded and described as follows:

         Beginning at the point of intersection of the northerly line of Fairmount Street with the southerly line of the location of the Providence & Worcester Railroad; thence northwesterly with said line of said Railroad to a corner; thence running northerly bounded easterly by said Railroad land a distance of 22.15 feet to a corner; thence running northwesterly with said southerly line of said Railroad land to the Blackstone River; thence down said River bounding on said River to the northerly line of Fairmount Street; thence right 81 degrees - 43' E with said northerly line of Fairmount Street 580 feet, more or less, to an angle in said Fairmount Street; thence N 36 degrees - 30' E with the northerly line of Fairmount Street 500 feet, more or less, to the point of beginning.

         However bounded and described, being the same premises conveyed to United States Rubber Company by Deed from Woonsocket Rubber Company dated February 1, 1917, and recorded in the Land Evidence Records of said City of Woonsocket in Book 100 at page 273 and also by Deed from Providence & Worcester Railroad Co. dated February 19, 1951, and recorded in said Land Evidence Records of said City of Woonsocket in Book 268 at page 128.

         EXCEPTING, however, that portion of said premises taken by the State of Rhode Island for part of Fairmount Street shown as Parcel 10, Sheet 3, State Plat 1604;

         ALSO EXCEPTING that portion deeded by United States Rubber Company to the City of Woonsocket for Flood Control Project recorded in Book 297 at page 489;

         ALSO EXCEPTING that portion of said premises conveyed to the City of Woonsocket by United States Rubber Company by Deed dated July 6, 1938, and recorded in Book 220 at page 448;

         Being the same premises conveyed to Fairmount Realty Associates by Quitclaim Deed from Tech Industries, Inc., dated March 24, 1983, and recorded in the Land Evidence Records of said City of Woonsocket on April 29, 1992 in Book 856 at page 261 and by Corrective Quitclaim Deed from Tech Industries, Inc., dated May 1, 1992.

                                                                       EXHIBIT B

              [To be transferred to one or more assignees depending
             on whether buyer wishes to keep the partnership intact]

                           FAIRMOUNT REALTY ASSOCIATES

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement (this "Agreement") dated as of this ___ day of ________, 2003, by and among (i) Portola Packaging, Inc., a Delaware corporation (the "Assignee"), and (ii) each of the general partners and limited partners (collectively, the "Assignors," and each individually, an "Assignor") of Fairmount Realty Associates, a Rhode Island limited partnership (the "Partnership").

                                   WITNESSETH:

         WHEREAS, Assignors are the holders of all of the general partnership interests and limited partnership interests (the "Assigned Interests") of the Partnership;

         WHEREAS, the parties hereto are parties to that certain Equity Purchase Agreement, dated as of September 1, 2003 (the "Purchase Agreement") pursuant to which the Assignors agreed to sell and assign the Assigned Interests to the Assignee;

         WHEREAS, each Assignor wishes to transfer and assign all of such Assignor's Assigned Interests to Assignee, and Assignee desires to acquire the Assigned Interests; and

         WHEREAS, each Assignor intends that Assignee shall become a substitute general partner and a substitute limited partner of the Partnership (a "Substitute Partner") pursuant to the terms of the limited partnership agreement of the Partnership, dated as of _______, ______ as amended from time to time (the "Partnership Agreement").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the covenants and agreements made in the Purchase Agreement to which this Agreement is a part, the parties hereby agree as follows:

         1. Each Assignor hereby assigns and transfers such Assignor's Assigned Interest to Assignee effective the date hereof, intending that

Assignee shall become a Substitute Partner. Each Assignor acknowledges receipt of the agreed payment for the Assigned Interests.

         2. Assignee hereby joins and becomes a party to the Partnership Agreement and assumes all of the obligations of each Assignor under the Partnership Agreement. Assignee accepts (a) the Assigned Interests and (b) all of the terms and provisions of the Partnership Agreement.

         3. Assignee and Assignor shall execute, deliver, acknowledge, file, and record such other instruments as they each may reasonably require in order to further evidence or effect the assignment of the Assigned Interests hereunder.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                     ASSIGNEE:

                                     PORTOLA PACKAGING, INC.

                                     By:  /s/ JAMES TAYLOR
                                         ---------------------------------------
                                              James Taylor
                                              President

                                     ASSIGNORS:

                                     TECH INVESTMENTS, INC.

                                     By:   /s/ DAVID M. WANG
                                         ---------------------------------------
                                              David M. Wang
                                              President


                                     THE HERBERT WANG 1988
                                     IRREVOCABLE REAL ESTATE TRUST

                                     By:   /s/ JAMES J. CARRIA
                                         ---------------------------------------
                                              James J. Carria, Trustee

                                     By:   /s/ LAWRENCE I. SILVERSTEIN
                                         ---------------------------------------
                                              Lawrence I. Silverstein,
                                              Trustee

                                                                       EXHIBIT C

                                                     Structural Escrow Agreement

                                                                       EXHIBIT D

                                                  Environmental Escrow Agreement